Karen Dykstra, Former AOL and ADP Chief Financial Officer, Joins VMware
Board of Directors

PALO ALTO, Calif., March 18, 2016 -- VMware, Inc. (NYSE: VMW), a global leader in cloud infrastructure and business mobility, today announced that Karen E. Dykstra has been elected to the VMware board of directors.
Dykstra brings substantial financial expertise to VMware’s board of directors having served in executive financial roles and on various boards throughout her career. She has served on the board of directors of Gartner, Inc. since 2007 and was Chief Financial Officer of AOL, Inc. from 2012 to 2015. Dykstra was previously a member of the AOL board of directors from 2009 to 2012. From 2006 to 2010, Dykstra was a Partner of Plainfield Asset Management LLC, and served as Chief Operating Officer and Chief Financial Officer of Plainfield Direct LLC, Plainfield’s business development company, and served as a director from 2007 to 2010. Earlier in her career, Dykstra spent over 25 years with Automatic Data Processing, Inc., serving most recently as Chief Financial Officer from 2003 to 2006.
"We are delighted to have Karen join the VMware board of directors," said Pat Gelsinger, chief executive officer, VMware. "Karen brings extensive board experience having served large organizations like VMware. We look forward to her participation on the board as well as with our executive team.”
About VMware
VMware is a global leader in cloud infrastructure and business mobility. Built on VMware's industry-leading virtualization technology, our solutions deliver a brave new model of IT that is fluid, instant and more secure. Customers can innovate faster by rapidly developing, automatically delivering and more safely consuming any application. With 2015 revenues of $6.6 billion, VMware has more than 500,000 customers and 75,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

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